Exhibit 4.1

AMENDMENT NO. 4 TO THE MANAGEMENT AGREEMENT

This AMENDMENT NO. 4 TO THE MANAGEMENT AGREEMENT (the “Amendment”), dated as of August 28, 2019, is made by and between Navios Maritime Containers L.P, a partnership duly formed and existing under the laws of the Marshall Islands (“NMCI”) and Navios ShipManagement Inc., a Marshall Islands corporation (“NSM”, and together with NMCI, the “Parties”) and amends the Management Agreement (the “Management Agreement”) entered into among the Parties on June 7, 2017 (together, with the Management Agreement, the “Agreement”). Capitalized terms used and not otherwise defined in this Amendment shall have the meanings given them in the Agreement.

W I T N E S S E T H:

WHEREAS, the Parties desire to amend the Agreement.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.	In Section 1, Definitions, add the following definition:

“Termination Fee” means the Fixed Daily Fees and the Management Fees for the full calendar year preceding the termination date.

2.	Section 9, paragraph 1 is hereby amended and substituted in its entirety:

Section 9. Term and Termination. With respect to each of the Vessels, this Agreement shall commence on the Closing Date and shall continue until January 1, 2025 and shall be automatically renewed for a period of other five (5) years, unless terminated by either party hereto on not less than one hundred and twenty (120) days’ notice if:

3.	At the end of the second last paragraph of Section 9, the following paragraph shall be inserted:

If the Agreement is terminated on or before December 31, 2024, the Termination Fee is immediately due and payable to NSM.

4.	Schedule B, paragraph 1, is hereby amended and substituted in its entirety:

In consideration for the provision of the Services listed in Schedule “A” by NSM to NMCI, NMCI shall, during the term of this Agreement, pay NSM:

1.

Until December 31, 2019, a fixed daily fee of US$6,100 per day for container vessels of 3,000 TEU up to 4,999 TEU, US$7,400 per day for container vessels of 8,000 TEU and up to 9,999 TEU, and US$7,400 per day for container vessels of 10,000 TEU and up to 11,999 TEU, payable on the last day of each month.

2.

Commencing January 1, 2020, a fixed daily fee of US$6,215 per day for container vessels of 3,000 TEU up to 4,999 TEU, US$7,780 per day for container vessels of 8,000 TEU and up to 9,999 TEU and US$8,270 per day for container vessels of 10,000 TEU and up to 11,999 TEU, payable on the last day of each month for two years (months one to twenty-four), (the “Fixed Daily Fee”); unless the parties agree otherwise, for each 12 month period after such two years, a 3% increase of the Fixed Daily Fee per Owned Vessel. In addition, NMCI shall pay to NSM dry-docking expenses at cost for each Vessel (together with the Fixed Daily Fees described in the preceding sentence and any applicable value added, sales or services taxes, the “Fees”).

3.	a technical and commercial management daily fee of $50 per Vessel (the “Management Fee”)

5.	Full Force and Effect. Except as modified by this Amendment, all other terms and conditions in the Agreement shall remain in full force and effect.

6.

Effect. Unless the context otherwise requires, the Agreement, as amended, and this Amendment shall be read together and shall have effect as if the provisions of the Agreement, as amended, and this Amendment were contained in one agreement. After the effective date of this Amendment, all references in the Agreement to “this Agreement,” “hereto,” “hereof,” “hereunder” or words of like import referring to the Agreement shall mean the Agreement, as amended, as further modified by this Amendment.

7.	Counterparts. This Amendment may be executed in separate counterparts, all of which taken together shall constitute a single instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the day and year first above written.

NAVIOS MARITIME CONTAINERS L.P.

/s/ Erifili Tsironi
By: Erifili Tsironi
Title: Chief Financial Officer

NAVIOS SHIPMANAGEMENT INC.

/s/ Vasiliki Papaefthymiou
By: Vasiliki Papaefthymiou
Title: Secretary/Director